OPERATING AGREEMENT

OF

GETTY INVESTMENTS CONTINUATION L.L.C.

     This Limited Liability Company Operating Agreement (this “Agreement”) of GETTY INVESTMENTS CONTINUATION L.L.C. (the “Company”), a limited liability company formed pursuant to the Delaware Limited Liability Company Act, by and among the Members whose names are listed on Schedule A (the “Members”) attached hereto as part of this Agreement.

     WHEREAS, the Company was formed on October 4, 2006 in accordance with the Delaware Limited Company Act;

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof and by and between Getty Investments L.L.C. (the “Prior Company”) and the Company, the Prior Company will merge with and into the Company, with the Company being the surviving entity (the “Merger”);

     WHEREAS, the Members desire to set forth their agreement for the conduct of the Company’s affairs in writing and agree that this Agreement shall be effective when executed by or on behalf of the Members.

     NOW THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1	Acquisition Costs – Costs of acquiring equity interests in a business pursuant to section 3.1, including transaction costs and costs related to evaluating such investment opportunity.

1.2	Act – The Delaware Limited Liability Company Act, as amended from time to time.

1.3	Articles – The Certificate of Formation of the Company and Amendments thereto and restatements thereof filed with the Delaware Secretary of State pursuant to the Act, the current form of which is attached hereto as Exhibit 1.3.

1.4	Assignee – A transferee of the economic benefit and related obligations (but not the voting or management rights) of a Membership Interest.

1.5	Auditors – The firm of independent certified public accountants chosen pursuant to Article 7.3 hereof.

1.6	Bankruptcy – With respect to any person, a Bankruptcy occurs when such Person:

(a)	makes an assignment for the benefit of creditors;

(b)	files voluntary petition in bankruptcy;

(c)	is adjudged a bankrupt or insolvent, or has entered against him an order for relief as the debtor, in any bankruptcy or insolvency proceeding;

(d)	files a petition or answer seeking for himself any insolvency reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e)	files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceedings of the nature contemplated by this Article 1.6; or

(f)	seeks, consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver or liquidator of the Member or of all or any substantial part if his properties.

1.7 Board of Directors – The Directors of the Company or any Committee thereof, in each case duly appointed pursuant to Article 4.2. Each Director shall be a “Manager” of the Company within the meaning of the Act.

1.8	Capital Account – The Capital Account on the books of the Company with respect to each Member’s Interest in the Company (each a “Capital Account”). The Capital Account of each Member as of the date hereof is set forth on Schedule A hereto. The Capital Account of each Member shall be maintained as follows:

(a)	each Capital Account shall be increased by the amount of:

(i)	any additional Capital Contributions made to the Company with respect to such Member’s Interests; and

(ii)	any GI Profit allocated to such Member pursuant to Article 9 of this Agreement;

(b)	each Capital Account shall be decreased by the amount of:

(i)	any Distribution received by such Member with respect to its Interest in the Company other than upon a partial or complete withdrawal; and

	(ii)	any GI Loss allocated to such Member pursuant to Article 9 of this Agreement;

(c)		when any Interest in the Company is withdrawn, the amount in the Capital Account attributable to such Interest (or withdrawn portion of such Interest) shall be eliminated; and

(d)		to the extent a valid Section 754 election has been made by the Company, each Capital Account shall be increased or decreased where appropriate, to reflect any adjustments to the tax basis of the Company Property pursuant to Section 734 or 743 of the Code. Such Capital Accounts are intended to, and shall, comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv).

1.9	Capital Contribution or Contribution – Any contribution of Money or other consideration made by or on behalf of a Member to the Company under the terms of this Agreement.

1.10	Code – The Internal Revenue Code of 1986, as amended from time to time.

1.11	Commitment – The Capital Contributions that a Member has made to date, the amount of which, and/or categories of which are set forth opposite such Member’s name on Schedule B hereto plus the additional Capital Contributions which a Member may be required to make from time to time pursuant to Article 5 and Article 8 hereof.

1.12	Company – GETTY INVESTMENTS CONTINUATION LLC, a limited liability company formed under the laws of the State of Delaware.

1.13	Company Liability – Any enforceable debt or obligation for which the Company is liable or which is secured by any property of the Company.

1.14	Company Minimum Gain – The amount, if any, that would be realized by the Company if it sold all of the Company Property subject to any Company Nonrecourse Liability for an amount equal to the amount of the Company Nonrecourse Liability secured by such property, and determined in accordance with the Treasury Regulations Section 1.704-2.

1.15	Company Nonrecourse Liability – A Company Liability to the extent that no Member or Related Person bears the economic risk of loss (as defined in Treasury Regulations Section 1.752-2) with respect to the liability.

1.16	Costs – All or any of, as the context so admits, Acquisition Costs, the Lock Up Fees, Running Costs and/or Exceptional Costs.

1.17	Directors – The Directors elected or appointed by the Members.

1.18	Dissociation or Dissociate – The resignation, Bankruptcy or dissolution of a Member or occurrence of any other event under the Act (except assignment of a Member’s Interest voluntarily or by operation of law) that terminates the continued membership of a Member in the Company.

1.19	Dissolution Event – An event, the occurrence of which will result in the dissolution of the Company under Article 10.

1.20	Distribution – A redemption of a Member’s Interest (in whole or in part) by means of a transfer of Money or Property to such Member in the Company.

1.21	Exceptional Costs – Costs incurred in connection with the obligations of the Company under Articles 5.13(b) and 7.6 hereof.

1.22	Getty Images – Getty Images, Inc., a corporation formed under the laws of the State of Delaware.

1.23	Getty Images Stock – Shares or other securities, of whatever class may at the relevant date be authorized in the share capital of Getty Images and, prior to the Scheme of Arrangement, the Class A Ordinary Shares and Class B Ordinary Shares of Getty Communications plc.

1.24	GI Profit/(Loss) – The Company’s unconsolidated net profit or net loss for the relevant fiscal year (or shorter fiscal period) of the Company, which shall include the change in value of each portfolio investment of the Company. The value of each portfolio investment of the Company shall be adjusted to equal its fair market value (and in the case of the Company’s holding of Getty Images common stock shall be “marked-to- market” based on the price of Getty Images common stock listed and traded on the New York Stock Exchange), as reported by the Officer from published sources (such as the Wall Street Journal), as of the following times: (a) the end of the Company’s fiscal year; (b) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimus Capital Contribution; (c) the distribution by the Company to a Member of more than a de minimus amount of Property as consideration for an Interest; (d) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (e) any other time determined by the Officer in his good faith discretion.

1.25	Indemnity Agreement – That certain Indemnity Agreement dated 9 February 1998 between Getty Images, the Company (as successor to the Prior Company) and the Members, as amended from time to time.

1.26	[Intentionally Deleted]

1.27	Majority – With respect to the Members, Members who own Interests entitling them to a majority of all the Sharing Ratios attributable to the Interests of all Members. With respect to the Board of Directors, a Majority shall consist of a majority in number of the Directors. Assignees and, in the case of approvals to withdrawal where consent of the remaining Members is required, dissociating Members shall not be considered Members entitled to vote for the purpose of determining a Majority. In the case of a Member who has disposed of that Member’s entire Membership Interest to an Assignee, but has not been removed as provided in this Agreement, the Sharing Ratio of such Assignee shall be considered in determining a Majority and such member’s vote or consent shall be determined by such Sharing Ratio.

1.28	Member Minimum Gain – The amount, if any, that would be realized by the Company if it sold all of the Company Property subject to any Member Nonrecourse Liability of an amount equal to the amount of the Member Nonrecourse Liability secured by such Property, and determined in accordance with Treasury Regulations Section 1.704-2.

1.29	Member Nonrecourse Liability – Any Company Liability to the extent the liability is nonrecourse under state law, and on which a Member or Related Person bears the economic risk of loss under Treasury Regulations Section 1.752-2 because, for example, the Member or Related person is the creditor or a guarantor.

1.30	Membership Interest or Interest – A limited liability company interest in the Company which represents the rights of a Member or, in the case of an Assignee, the rights of the assigning Member to Distributions and allocations of the profits, losses, gains, deductions, and credits of the Company.

1.31	Money – Property, cash or other legal tender of the United States or the United Kingdom, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

1.32	Person – An individual, trust, estate, or any organization permitted to be a member of a limited liability company under the laws of Delaware.

1.33	Proceeding – Any administrative, judicial, or other adversary proceeding, including without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

1.34	Property – Any property real or personal, tangible or intangible, including money and securities and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

1.35	Qualified Investments –

(a)	any bonds or obligations which as to principal and interest constitute direct obligations of or are guaranteed by the United States of America;

(b)	certificates of deposit of, or other accounts in an amount not to exceed $100,000 with, banks or trust companies which are organized under the laws of the United States of America or any state thereof or under the laws of Great Britain and which have capital and surplus of at least $50,000,000;

(c)	commercial paper or finance company paper which is rated not less than prime- one or A-1 or their equivalents by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation or their successors;

(d)	a repurchase agreement secured by any one or more of the foregoing;

(e)	money market funds sponsored or affiliated with nationally recognized brokerage or investment advisory firms; and

(f)	narrower range investments within the meaning of Schedule 1 of the Trustee Investments Act 1961 of Great Britain.

1.36	Registration Rights Agreement – That certain Registration Rights Agreement dated as of 9 February 1998 between the Company (as successor to the Prior Company) and Getty Images, as amended from time to time.

1.37	Related Person – A person having a relationship to a Member shat is described in Section 1.752-4(b) of the Treasury Regulations.

1.38	Restated Option Agreement – That certain Restated Option Agreement dated as of 9 February 1998 between the Company (as successor to the Prior Company), Getty Images and Getty Communications plc, as amended from time to time.

1.39	[Intentionally Deleted]

1.40	Running Costs – Those costs incurred in connection with the day to day administration of the company including without limitation the matters referred to in Article 5.13(a) hereof.

1.41	Scheme of Arrangement – The scheme of arrangement under Section 425 of the Companies Act of 1985 pursuant to which Ordinary Shares of Getty Communications plc are converted to shares of common stock of Getty Images.

1.42	Sharing Ratio(s) – With respect to any Member at any time, a fraction (expressed as a percentage ), the numerator of which is the balance of that Member’s Capital Account at that time and the denominator is the balances of the Capital Accounts of all the Members at that time.

1.43	Stockholders Agreement – That certain Stockholders Agreement dated as of 9 February 1998 among Getty Images, the Company, Mark Getty, Jonathan Klein, Crediton Limited, October 1993 Trust, PDI, L.L.C., Mark Torrance and Wade Torrance, as amended from time to time.

1.44	Subsidiary – A company where the Company (or another Subsidiary) holds either a majority of the shares, a majority of the votes or the right to appoint a majority of the members of the board of directors.

1.45
Substitute Member – A transferee who has been admitted as a Member.

1.46
Taxable Year – The taxable year of the Company as determined pursuant to Section 706 of the Code.

1.47
Taxing Jurisdiction – Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

1.48
Transfer – Any sale, transfer (whether voluntary or otherwise) or other disposition of any Interest or any right to acquire or subscribe to any Interest or any interest (legal or equitable) in any Membership Interest.

1.49
Treasury Regulations – Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.

2.
FORMATION

2.1
Organization – The Members formed and continue the Company as a Delaware limited liability company pursuant to the provisions of the Act. Except as otherwise specifically provided herein, the Members agree that the rights, duties and liabilities of the Members and Directors shall be as provided in the Act. The initial Members were deemed admitted as Members of the Company on October 4, 2006, effective upon their execution of a counterpart signature page to this Agreement.

2.2
Name – The name of the Company is GETTY INVESTMENTS CONTINUATION LLC. Upon the consummation of the Merger, the name of the Company will be Getty Investments L.L.C. and all business of the Company shall be conducted under that name or under any other name adopted by a Majority of the Members, but in any case, only to the extent permitted by applicable law.

2.3
Term – The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement on October 5, 2007, unless the term shall be extended by unanimous agreement of the Members by amendment to this Agreement for one or more additional periods, not to exceed seven years in the aggregate, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Articles in the manner required by the Act.

2.4
Registered Agent and Office – The registered agent for the service of process and the registered office shall be that person and location reflected in the Articles as filed in the office of the Delaware Secretary of State. The Board of Directors may, from time to time, change the registered agent or office through appropriate filings with the Delaware Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Directors shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Board of Directors shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

2.5	Principal Office – The principal office of the company shall be located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502, or such other place that is not within the United Kingdom, as the Board of Directors may designate by a Majority. The Board of Directors will notify the Members of any change in the location of any such office.

2.6	Officer – Mr. Jan Moehl of 1325 Airmotive Way, Suite 262, Reno, Nevada 89502, is the current Officer of the Company.

2.7	Authorized Person – Mark Jenness is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased and each Director thereupon became the designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act.

3.	NATURE OF BUSINESS

3.1	The Company may engage in the business of acquiring, whether alone or jointly, equity positions in one or more businesses including without limitation Getty Images and any Subsidiary thereto, holding and exercising control over such interests, and disposing of all or a portion of such interests in such businesses. The Company shall have the authority to do all things necessary, convenient or desirable to further this business and to operate its business as described in this Article 3 including, but not limited to, making Qualified Investments. The Company exists only for the purposes specified in this Article 3, and may not conduct any other business without the unanimous consent of the Members. The authority granted to the Directors and Officers to bind the Company shall be limited to actions preparatory, necessary, convenient or incidental to this business.

3.2	The Company may enter into and perform the Restated Option Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnity Agreement and any agreements ancillary thereto as well as this Agreement, as amended, without further act, vote or approval of any Member or Director, notwithstanding any other provision of this Agreement.

3.3	Notwithstanding any other provision of this Agreement to the contrary, the Company and Jan D. Moehl on behalf of the Company, as an authorized officer of the Company, is hereby authorized to execute, deliver and perform the Agreement and Plan of Merger between the Company and the Prior Company and to take any and all other actions to consummate the Merger all without the vote or consent of any Members.

4.	RIGHTS AND DUTIES OF MEMBERS

4.1	Management Rights – All Members (other than Assignees) who have not Dissociated shall be entitled to vote on any matter submitted to a vote of the Members.

4.2	Board of Directors and Chairman – Subject to reduction as provided in this Article 4.2, the authorized number of Directors on the Board shall be five (5). Four (4) of the Directors shall be appointed by the Members of the Company, with each Member (the RFTA Trustees and RFTB Trustees acting jointly and being deemed a single Member solely for purposes of this Article 4.2) being entitled to appoint two (2) Directors each, so long as such Member maintains a Sharing Ratio of at least ten percent (10%) of the total of all Members (the ownership interests of the RFTA Trustees and RFTB Trustees being combined for this purpose). The intent of this provision is to permit each of the two branches of the Getty Family owning Interests in the Company (i.e., the Paul Jr. family and the J. Ronald family) to appoint its own family members to serve in two (2) directorship positions in the Company, so long as such family branch maintains a Sharing Ratio of at least ten percent (10%) of the total of all Members.

The initial appointments by the Members are as follows:

CWT Trustee RFTA Trustees and RFTB Trustees	Mark Getty and Tara Getty Alex Waibel and Pierre du Preez

The fifth Director is hereby appointed by the Members to be Jonathan Klein so long as he remains chief executive officer of Getty Images. In the event Jonathan Klein ceases to be the chief executive officer of Getty Images, the fifth directorship position shall be eliminated unless and until a Majority of Members votes to appoint a successor director to fill such position. Mark Getty shall be the chairman of the Board so long as he serves as a Director, and in the event he no longer serves as a Director the chairman shall be selected from among the acting Directors by the Member then holding the largest Sharing Ratio among all the Members.

Each Member with a right to appoint a Director shall have the power to remove the Director appointed by it, to appoint a substitute Director to attend any meeting of the Board and to appoint a replacement Director in the event such Director resigns, is removed, or otherwise ceases to be a Director. Such appointment or removal shall be made by notice in writing to the Company at its office designated pursuant to Article 2.5 to take effect from the time specified in such notice. If a Member having the right to appoint Directors withdraws from the Company or if its Sharing Ratio falls below [ten percent (10%)] of the total of all Members (the ownership interests of the RFTA Trustees and the RFTB Trustees being combined for this purpose), the right to appoint Directors by such Member shall be eliminated and the authorized number of Directors on the Board shall be reduced accordingly.

The Board shall have the right to appoint committees so long as the committee is comprised of at least one Director. In no event shall a majority of Directors, or a majority of individuals serving on a committee appointed by the Board, be residents of the United Kingdom.

Directors shall not be entitled to any compensation for their services as such, and subject to Article 6 each Member shall bear the out-of-pocket costs incurred by its own representative Directors, including costs to attend meetings of the Board.

4.3	Approval of Commitments –

(a)	Unless otherwise approved by a Majority of the Board, all Money of the Company, including without limitation, Capital Contributions pending their investment, all interest and dividends received with respect to all investments of the Company, all cash realized on the sale, exchange or other disposition of securities and other assets of the Company, and all miscellaneous income received from investment of idle funds, shall be invested in Qualified Investments to the extent they are not required to provide for the purpose referred to in Article 8.2(b) hereof.

(b)	The Company shall not call down any Commitments for Acquisition Costs other than in connection with an investment in Getty Images Stock and shall not dispose of any Getty Images Stock other than as approved in Article 4.12 below.

4.4	Liability of Members, Directors and Officers – Except as provided in the Act, no Member, Director or Officer shall be liable as such for the liabilities of the Company. To the fullest extent permitted by law, failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members, Directors or Officers for liabilities of the Company.

4.5	Representations and Warranties – Each Member hereby severally represents and warrants to the Company and each other Member that for and as regards itself:

(a)	if that Member is an organization, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder;

(b)	the Member is acquiring its Interest in the Company for the Member’s own account as an investment and without an intent to distribute its Interest;

(c)	the Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements; and

(d)	it understands and agrees that:

(i)	those Members who are trustees (the “Trustees”) are entering into this Agreement in their capacity as trustees only and not in their respective individual capacities;

(ii)	the Trustees shall have no personal liability under or arising out of this Agreement; and

(iii)	all payments to be made by the Trustees pursuant to this Agreement shall be made from and limited to the assets of the trust of which they are Trustees and not from the personal assets of the Trustees.

4.6	Conflicts of Interest –

(a)	A Member shall be entitled to enter into transactions that may be considered to be competitive with or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter. Notwith- standing the foregoing Members shall account to the Company and hold to the order of the Company any Property, profit or benefit derived by the Member, without the consent of the other Members, from the use or appropriation b the Member of Company Property (including information developed exclusively for the Company and opportunities exclusively offered to the company) other than for the benefit of the Company, unless the Board permits the use of such Company Property or turns down any opportunity offered to the Company.

(b)	A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interests. A Member may lend money to and transact other business with the Company with the consent of a Majority of the Board of Directors. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction shall be voidable solely because a Member has a direct or indirect interest in the transaction. However, any such transactions must either be:

(i)	fair to the Company; or

(ii)	authorized, approved or ratified by the disinterested Members, knowing the material facts of the transaction and the Member’s interest.

4.7	Special Meetings of Members; Action by Written Consent –

(a)	A special meeting of the Members may be called by any Member. Such meeting shall be held upon not less than ten (10) days’ notice in writing, which may be given by telecopy or electronic transmission, at such time and place as the Member convening the meeting shall determine, provided the place is outside the United Kingdom. Members may participate in any special meeting by means of conference telephone or other communications equipment so long as all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at the meeting. Meetings at which conference telephone or other communications equipment are utilized shall not be considered to occur within the United Kingdom if a majority of participants entitled to vote at such meeting are neither residents of the United Kingdom nor individuals participating by conference telephone or other communications equipment from within the United Kingdom.

(b)	On any matter that is to be voted on by the Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote thereon were present and voted.

(c)	Each Member shall be responsible for its own costs in attending any meeting of the Members.

4.8	Quorum for Meetings of Members – A quorum of any special meeting of Members shall consist of a Majority of Members (or their proxies). Subject to Articles 2.3, 3.1 and 12, decisions of the Members shall be taken by a vote of (or in lieu of a meeting a written resolution signed by) a Majority of Members.

4.9	Record Date - For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

4.10	Proxies – At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Board before or at the time of the meeting. No proxy shall be valid after twelve months from the date of its execution, unless otherwise provided in the proxy.

4.11	Waiver of Notice – When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

4.12	Investment Decisions - The principal asset of the Company is its holding of Getty Images Stock. Notwithstanding anything to the contrary contained in this Agreement, any decisions regarding the purchase, sale, disposition, pledge or encumbrance of Getty Images Stock or any other material asset by the Company shall be approved in advance by a vote of a Majority of Members (although, for the avoidance of doubt, in the case of a purchase of shares, no Member not voting in favor of such purchase shall be obligated to make a Capital Contribution to fund such acquisition). In connection with any purchase, sale, disposition or encumbrance of Getty Images Stock, the Company shall select an independent investment adviser who shall provide the Company and the Members with market and industry advice and evaluation of Getty Images and the proposed transaction. The objective in retaining the third party adviser is to allow the Members to make informed decisions consistent with their fiduciary responsibilities as trustees. In the case of the sale or disposition of Getty Images Stock, the adviser will also consider the effect that such transaction will have on reducing the size of the block position of the remaining Getty Images Stock then held by the Company. For purposes of this Article 4.12, “Getty Images Stock” shall include the common stock of Getty Images, along with any other securities, rights, options or warrants of Getty Images or any other company issued in distribution, reclassification, readjustment, conversion or exchange of the common stock of Getty Images.

5.	MANAGEMENT

5.1	Board of Directors Management – The Company shall be managed by the Board of Directors. Directors may not cumulate their votes.

5.2	Authority of the Directors -

(a)	Except as provided in this Agreement:

(i)	The Board of Directors shall have the sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company’s business (including, without limitation, designating the Company’s representative to the Getty Images board of directors, approving the annual running costs budget for the Company (including costs of any independent investment adviser or consultant), selecting the Company’s auditors, and approving the Company’s financial statements);

(ii)	Each Director has one vote in Board decisions; and

(iii)	Action by the Board requires either (A) a resolution approved by the affirmative vote of a Majority of the Directors at a meeting, (1) properly called pursuant to Articles 5.7 or 5.8, and (2) with a quorum present pursuant to Article 5.9, or (B) a written consent, signed by at least that number of Directors necessary to adopt a resolution at a meeting properly called and attended by all the Directors.

(b)	The Board may delegate to a subcommittee of Directors, an individual Director or an Officer of the Company any of the Board’s responsibilities and authority except for those matters for which the board nominates as matters on which it must decide as a whole. This provision does not alter or waive any duty that a Director may have to the Company concerning the Director’s exercise of management authority.

5.3	Duties of Director –

(a)	Each Director must discharge his, her, or its duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Company.

(b)	A Director may rely on information received from other persons if that reliance is consistent with the Director’s duties under Article 5.3(a).

5.4	Non-liability of Directors and Officers for Acts or Omissions in Their Official Capacity – To the full extent permitted by Delaware law, all Directors and Officers are released from liability for damages and other monetary relief on account of any act, omission, or conduct to the Director’s or Officers managerial capacity. No amendment or repeal of this section affects any liability or alleged liability of any Director or Officer for any acts, omission, or conduct that occurred prior to amendment or repeal.

5.5	No Authority of Members – Except as authorized by the Board of Directors, no Member has the authority to make any contracts, enter into any transactions, or make any commitments on behalf of the Company.

5.6	Officers – The Board may elect one or more Officers of the Company, to serve at the pleasure of the Board, who shall carry on the day-to-day business of the Company in accordance with the instructions of the Board. The Chairman of the board shall not be an Officer of the Company by virtue of holding such position.

5.7	Regular Meetings of the Board –The Board shall have two (2) regularly-scheduled meetings each fiscal year of the Company’s term, at such time and place (a) as may have been scheduled by the Board in a preceding meeting, or (b) as the Chairman may designate in a written notice to the Directors, which may be given by telecopy or electronic transmission, delivered at least twenty (20) days in advance of the scheduled date of such meeting. Locations of regular meetings shall normally be held in Seattle, San Francisco or New York (or as otherwise agreed to by the Board). It is intended that management from Getty Images will provide a presentation to the Board regarding the financial and operational aspects of Getty Images at least annually. Members of the Board may participate in any regular meeting by means of conference telephone or other communications equipment so long as all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at the meeting. Meetings at which conference telephone or other communications equipment are utilized shall not be considered to occur within the United Kingdom if a majority of participants entitled to vote at such meeting are neither residents of the United Kingdom nor individuals participating by conference telephone or other communications equipment from within the United Kingdom

5.8	Special Meetings of the Board – A special meeting of the Board may be called by any Director. Such meetings shall be held upon not less than ten (10) days’ notice in writing, which may be given by telecopy or electronic transmission, at such time and place as the Director convening the meeting shall determine provided the place is outside the United Kingdom. Members of the Board may participate in any special meeting by means of conference telephone or other communications equipment so long as all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at the meeting. Meetings at which conference telephone or other communications equipment are utilized shall not be considered to occur within the United Kingdom if a majority of participants entitled to vote at such meeting are neither residents of the United Kingdom nor individuals participating by conference telephone or other communications equipment from within the United Kingdom.

5.9	Quorum for Meetings of the Board – A quorum of any regular or special meeting of the Board shall consist of a majority of authorized Directors present in person or by proxy, including presence by means of conference telephone or other communications equipment. Decisions of the Board may also be taken by written resolution signed by the requisite number of Directors.

5.10	Proxies – At all meetings of Directors, a Director may be present or vote in person or by proxy executed in writing by the Director or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Board before or at the time of the meeting. No proxy shall be valid after twelve months from the date of its execution, unless otherwise provided in the proxy.

5.11	Waiver of Notice – When any notice is required to be given to any Director, a waiver thereof in writing signed by the person entitled to such notice (or his proxy) whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

5.12	Authority of Members, Directors, and Officers to Bind the Company – The Members hereby agree that only the Officers and authorized agents of the Company shall have the authority to bind the Company and no Member or Director, unless expressly authorized, may bind the company. No Member shall take any unauthorized action as a Member to bind the Company, and shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. The Board may grant one or more Offices of the Company the power, on behalf of the Company and subject to the terms of this Agreement and to the overall authority of the Board, whether by a specific authority, or a general authority, to do all things necessary or convenient to carry to the business and affairs of the Company, including, without limitation:

(a)	executing and delivering any agreement on behalf of the Company;

(b)	the institution, prosecution and defense of any Proceeding in the Company’s name;

(c)	the purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with Property, wherever located;

(d)	the sale conveyance, mortgage, pledge, lease, exchange, and other disposition of Property;

(e)	the entering into contracts and guarantees; incurring liabilities; borrowing money, issuance of notes, bonds and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its Property or income;

(f)	the conduct of the Company’s business, the establishment of Company offices, and the exercise of powers of the company within or without the State of Delaware;

(g)	the appointment of employees and agents of the Company, including Officers of the Company, the defining of their duties, the establishment of their compensation;

(h)	the payment or donation or any other act that furthers the business and affairs of the Company;

(i)	the participation in partnership agreements, joint ventures, or other associations of any kind with any person or persons;

(j)	the indemnification of Members or any other Person; and

(k)	the opening of bank accounts in the name of the Company.

5.13	Fees and Expenses –

(a)	The Company shall bear the Running Costs out of further Contributions for Interests by Members, upon being called to so contribute for such Interests by the Officer on behalf of the Company. The anticipated Running Costs for any fiscal period shall be detailed in a Budget to be prepared be the Officer and to be laid before the Board for approval in respect of each fiscal period which Budget shall include, but shall not be limited to, taxes imposed upon the Company (but not on the Members) on account of the Company’s operations, the obligations in Articles 7.1 to 7.5 hereof, costs incurred in connection with the maintenance of Bank or Custodian Accounts, fees of any public accounting firm that are incurred in connection with the annual audit personal property, taxes on property, stamp duties, interest on any indebtedness incurred or assumed by the Company, salaries, rents and other overheads and other matters related to the costs of maintaining the existence of the Company;

(b)	The Company shall bear the Exceptional Costs which shall include (to the extent not already included in clause (a) of this Article 5.13) but not be limited to out-of- pocket costs and expenses incurred in the purchase, holding or sale or exchange of Property by the Company, all expenses that are not normal operating expenses, legal fees, and expenses incurred in prosecuting Proceedings brought by or against the Company and all costs and expenses arising out of or resulting from the Company’s indemnification of Indemnified Persons pursuant to Article 6 hereof but shall not include the cost of those matters set out in Article 7.1 to 7.5 hereof. The Exceptional Costs will be borne out of further Contributions for Interests by Members being called upon to so contribute for such interests by the Officer on behalf of the Company; and

(c)	The Members may not be called upon to make further Contributions exceeding $1.8 million in aggregate in respect of Running Costs or Exceptional Costs without the prior approval of a Majority of the Members of the Company.

Unless the Members otherwise agree, the Commitments pursuant to this Article 5.13 shall continue to be an obligation of any Person, notwithstanding his withdrawal from Membership.

5.14	Directors’ and Officers’ Standard of Care – A Director’s or Officer’s duty of care in the discharge of the Director’s or Officer’s duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, a knowing violation of law, or a violation of this Agreement or the Restated Shareholders Agreement. In discharging his duties, a Director or Officer shall be fully protected in relying in good faith upon the records required to be maintained under Article 7 and upon such information, opinions, reports or statements by any of its Officers, Directors, Members, or agents, as to mattes the Director or Officer reasonably believes are within such other person’s professional or expert competence who has been selected and supervised with reasonable care by or on behalf or the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

6.	INDEMNIFICATION

The Company agrees to indemnify, out of the assets of the company only, the Members, Directors and Officers (each, and “Indemnified Person”) to the fullest extent permitted by law and to save and hold them harmless form and in respect of all (a) reasonable fees, costs, and expenses, including legal fees, paid in connection with or resulting from any claim, action or demand against the Indemnified Person that arise out of or in any way relate to the Company, its Properties, business or affairs; and (b) such claims, actions, and demands and any losses or damages resulting from such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided however, that this indemnity shall not extend to conduct not undertaken in good faith to promote the best interests of the Company (except with respect to Directors (as such)), nor to any conduct which constitutes fraud willful misconduct, gross negligence or breach of this Agreement or the Restated Shareholders Agreement or of a fiduciary duty to the Company or its Members. Expenses incurred by any Indemnified Person in defending a claim or proceeding covered by this paragraph shall be paid by the Company in advance of the final disposition of such claim or proceeding provided the Indemnified Person undertakes to repay such amount if it is ultimately determined that such person was not entitled to be indemnified. The provisions of this Article 6 shall remain in effect as to each Indemnified Person whether or not such person continues to serve in the capacity that entitled such person to be indemnified.

7.	ACCOUNTING, RECORDS AND REPORTS

7.1	Records to be Maintained – The Company shall maintain the following records at the Principal Office:

(a)	a current list of the full name and last known business address of each member, Director and Officer separately identifying them in alphabetical order;

(b)	a copy of the filed Articles and all amendments thereto;

(c)	copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the three most recent years;

(d)	copies of this Agreement and the Restated Shareholders Agreement including all amendments thereto;

(e)	any financial statements of the Company for the three most recent years;

(f)	minutes of all meetings of the Board of Directors and of the Members; and

(g)	copies of the books and records of the Company.

7.2	Accounts – A record shall be maintained of the Capital Accounts for each Member in accordance with Article 8 and Article 9.

7.3	Financial Accounting; Fiscal Year – The accounting books and records of the company shall be kept in accordance with the provisions of this Agreement and otherwise in accordance with the accounting policies to be agreed but which will comply with U.S. generally accepted accounting principles consistently applied and shall be audited at the end of each fiscal year by a firm of independent certified public accountants of recognized national standing selected by a Majority of the Board of Directors. The Company’s fiscal year shall be the calendar year.

7.4	Annual Report; Financial Statements of the Company – There shall be transmitted to the Members within one hundred and eighty (180) days after the close of the Company’s fiscal period a statement of changes in net assets and various supplemental schedules which provide transaction details by member.

7.5	Tax Returns – The Company’s federal, state and local tax returns, and IRS Form 1065 and Schedule K-1 shall be prepared and delivered to the Members on or before August 1 of each year.

7.6	Tax Matters Partner – The Board shall from time to time appoint a Member to be the Company’s tax matters partner under the Code and under any comparable provision of state or foreign law. The tax matters partner shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service or the Inland Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit. If the tax matters partner is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all the Members, then the Company shall be entitled to reimbursement from those Members on whose behalf such fees and expenses were incurred. The tax mattes partner shall keep the Members informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code and under any comparable provisions of state and foreign laws, and shall furnish to each member, if such Member so requests in writing, a copy of each notice or other communication received by the tax matters partner from the Internal Revenue Service or the Inland Revenue Service except such notices or communications as are sent directly to such requesting Members by the Internal Revenue Service. The relationship of the tax matters partner has fiduciary obligations to perform its duties as tax matters partner in such manner as will serve the best interests of the Company and all of the Company’s Members.

8.	CAPITAL ACCOUNTS, CAPITAL CONTRIBUTINS,AND NON- CONTRIBUTING MEMBERS

8.1	Capital Accounts – An individual Capital Account shall be maintained for each Member which shall record, inter alia, all Capital Contributions made by such Member.

8.2	Capital Contributions -
(a)	As of the date hereof, each Member has made (or on the date hereof will make) the Capital Contributions set forth on Schedule B. The remainder of the Commitments of Members shall be contributed upon call from the Officer on behalf of the Company in accordance with this Agreement upon ten days’ prior written notice.

(b)	The Officer shall be authorized to call for contributions of additional Commitments from the Members on behalf of the Company in accordance with the following:

(i)	calls may be made in the Sharing Ratios contained in Schedule A periodically in advance to fund the Running Costs to the extent that such Running Costs are of a type included in a budget for any fiscal period approved by a Majority of the Board;

(ii)	calls may be made in the Sharing Ratios contained in Schedule A on ten (10) days’ written notice, which may be given by telecopy or electronic transmission, to fund Exceptional Costs or Acquisition Costs (provided, however, that no Member not voting in favor of any acquisition of additional Getty Images Stock shall be obligated to make a Contribution for Acquisition Costs in connection therewith and failure by such Member to make a Contribution shall not be deemed a default under Article 8.3). Calls for Acquisition Costs may only be made following approval by a Majority of Members pursuant to Article 4 and shall be made in accordance therewith. Calls for Exceptional Costs may only be made following approval by a Majority of the Board, either of the costs in question or generally either of the matter for which the costs were incurred or of costs of that nature being incurred; and

(iii)	Calls for Running Costs or Exceptional Costs may not exceed $1.8 million in the aggregate without the prior consent of a Majority of the Members.

8.3	Non-contributing Members –

(a)	The Company shall be entitled to enforce the obligations of each Member to pay the balance of the Contributions set forth in Article 8.2, and the Company shall have all the remedies available at law or in equity in the event any such Contribution is not so made. If any legal proceedings relating to the failure of a Member to pay such a Contribution are commenced, such Member shall pay all costs and expenses incurred by the Company, including attorney’s fees, in connection with such proceedings.

(b)	Additionally, should any Member fail to make any of the Contributions required of it under this Agreement, such member shall be in default and the other Members (the “Optionees”) shall have the right and option to acquire the Interest of the defaulting Member (the “Optionor”), as follows:

(i)	If the default continues for five (5) or more days after receipt by the Optionor of notice by the Officer of the default, the Officer shall notify the Optionees of the default within ten (10) days of the expiration of the aforesaid five (5) day notice period. Such notice shall advise each Optionee of the portion and the price of the Optionor’s interest available to

it. The portion available to each Optionee shall be that portion of the Optionor’s Interest that bears the same ratio to the Optionor’s entire Interest as each Optionee’s Sharing Ratio bears to the aggregate Sharing Ratio of all Optionees. The aggregate price for the Optionor’s Interest shall be the lesser of (1) the amount of the Optionor’s Capital Account calculated as of the due date of the additional contribution, and (2) the aggregate amount of the Optionor’s Capital Contributions actually made less any Distributions on or prior to such due date. The price for each Optionee shall be prorated according to the portion of the Optionor’s Interest purchased by each Optionee. The option granted hereunder shall be exercisable at any time within twenty-five (25) days of the date of the notice from the Officer to the Optionees by delivery to the Optionor in care of the Officer of a notice of exercise of option together with a non- recourse promissory note for the purchase price and a security agreement in accordance with subparagraph (iv) below, which notice and documents the Officer shall forward to the Optionor.

(ii)	Should any Optionee not exercise its option within said twenty-five (25) day period provided in subparagraph (i), the Officer shall immediately notify the other Optionees who have elected to exercise their option, which Optionees shall have the right and option rateably among them to acquire the portion of the Optionor’s Interest not so acquired (the “Remaining Portion”) within ten (10) days of the date of the notice specified in this subparagraph (ii) on the same terms as provided in subparagraph (i).

(iii)	The amount of the Remaining Portion not acquired by the Optionees pursuant to subparagraph (ii) may, if the Officer deems it in the best interest of the Company, be sold to any other investor of standing comparable to the other Members, on terms not more favorable to such parties than those applicable to the Optionees’ option, and such purchaser may become a Member to the extent of the Interest purchased hereunder.

(iv)	The price due from each of the Optionees shall be payable by a non- interest bearing, non-recourse promissory note (in such form as the Officer shall designate) due upon final dissolution of the Company. Each such note shall be secured by the portion of the Optionor’s Interest so purchased by its maker pursuant to a security agreement in a form designated by the Officer and shall be enforceable by the Optionor only against such security.

(v)	Upon exercise of any option hereunder, each Optionee (and, if applicable, any third party purchaser pursuant to subparagraph (iii)) shall be obligated (1) to contribute to the Company that portion of the additional Contribution then due from the Optionor equal to the percentage of the Optionor’s Interest purchased by such person, and (2) to pay the same percentage of any further Contributions otherwise due from such Optionor on the date such contributions are otherwise due. Each Person who purchases a portion of the Optionor’s interest shall be deemed to have acquired such portion as of the due date of the additional Contribution with respect to which the Optionor defaulted, and any Distribution made after the due date on account of the Optionor’s Interest purchased by such persons shall be distributed among such purchasers (and, unless the entire interest was purchased, the Optionor) in accordance with their ultimate respective interests in the Optionor’s interest. Distributions a\otherwise allowable to the Optionor under the foregoing shall first be used to offset any defaulted contribution of the Optionor still due to the Company. Upon completion of any transaction hereunder, the Officer shall cause Schedule A attached to this Agreement to be amended to reflect all necessary changes resulting therefrom including, without limitation, admission of a purchaser as a Member, and adjustment of Capital Account balances, Commitment amounts and Interests as of the date of Optionor's default to reflect the acquisition from Optionor of the appropriate pro rata portion of each such item. The purchase and transfer of the interest of the Optionor shall occur automatically upon exercise by any Optionee or the Officer of its option hereunder, without any action by Optionor. Notwithstanding the foregoing, each Member agrees that in the event it fails to pay any Contribut5ion required of it under this Agreement, such Member will execute any instruments or perform any other acts that are or may be necessary to effectuate and carry out the transactions contemplated by this Article 8.3.

9.	ALLOCATIONS AND DISTRIBUTIONS

9.1	Distributions –

(a)	Unless a Majority of Members agree otherwise all income in the Company (which is not required to be set aside to meet liabilities including taxes) will be distributed by the Company to its Members and all realized gains of the Company (which are not required to be set aside to meet liabilities including taxes) will, to the extent legally permitted, be paid into the Company in such a way so as to create Money in the Company which will distribute by the company to its Members (in accordance with their Sharing Ratios), save to the extent it is required to be set aside to meet liabilities including taxes.

(b)	The Distribution shall be put into effect by a redemption of part of the Member’s Interest equal to the amount of the Distribution to such Member and the Capital Accounts of Members shall be debited accordingly.

(c)	If a Member requests that a Distribution in specie of Getty Images Shares be made to such Member then except where such Distribution in specie has or could have a material adverse effect on the Company and/or on the Members, and subject to agreeing the basis of such Distribution and its effect on the remaining provisions of this Agreement, such Distribution shall be made and the remaining provisions of this Article 9 shall apply to such Distribution. In the event of any such Distribution any such Member shall still remain obligated to make the Commitment pursuant to Articles 5.13 and 8.2, unless a Majority of Members (other than the Member wishing to be relieved of its Commitment) otherwise agree.

9.2	Allocations for Tax Purposes – For each fiscal year (or shorter fiscal period as determined by the Officer) the Capital Account of each Member for such period shall be adjusted by crediting GI Profit or debiting GI Loss (as the case may be) to the Capital Accounts of all the Members in proportion to their respective Sharing Ratios. For income tax purposes, items of income, deduction, gain, loss or credit shall be allocated among the Members in such manner as to reflect equitably amounts credited or debited to each Member’s Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations for income tax purposes under this Article 9.2 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code and the Regulations thereunder. Appropriate adjustments shall be made by the Board of Directors in a manner consistent with the principles contained in the preceding sentence in the event less than all of the Company’s Property is sold or distributed. The Board of Directors shall make the allocations provided for in this Article 9.2 in such a manner so that the allocations have substantial economic effect consistent with the Members’ Interest and the Board of Director’s determination shall be binding and conclusive on each Member.

9.3	Company Minimum Gain Chargeback – If there is a net decrease in Company Minimum Gain for a Taxable Year, each Member must be allocated items of income and gain for that Taxable Year equal to that Member’s share of the net decrease in Company Minimum gain as determined in accordance with Treasury Regulations Section 1.704-2.

9.4	Member Minimum Gain Chargeback – If during a Taxable Year there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gail (as determined under Treasury Regulations Section 1.704-2(i)(5) as of the beginning of that Taxable Year must be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member’s share of the net decrease in the Company Minimum Gain as determined in accordance with Treasury Regulations Section 1.704-2.

9.5	Qualified Income Offset – In the event any Member receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), 1.704-(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of a Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate to the extent required by the Treasury Regulations, any deficit in such Member’s Capital Account created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this Article 9.5 shall be made only if and to the extent that such Member would have deficit in his Capital Account, after all other allocations provided for in this Article 9 have been tentatively made as if this Article 9.5 were not in the Agreement.

9.6	Withholding – the Company may withhold taxes from any allocation or Distribution to any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Company shall be deemed to be a Distribution or payment to such Member, to reduce the amount otherwise distributable or allowable to such Member pursuant to this Agreement and to reduce the Capital Account of such Member.

9.7	Limitations on Distributions – No Distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of the liabilities of the Company. Notwithstanding any other provision of this Agreement, the Company shall not make a Distribution to any Member on account of its Membership Interest if such Distribution would violate Section 18-607 of the Act.

9.8	Members’ Obligations to Pay or Return – Except as otherwise expressly provided in this Agreement or applicable law, no Member shall be obligated at any time to repay or restore to the Company all or any part of any Distribution made to it from the Company in accordance with the terms of this Article 9.

10.	DISSOCIATION, DISSOLUTION AND WINDING UP

10.1	Dissolution – The Company shall be dissolved and its affairs would up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a)	when the period fixed for the duration of the Company shall expire;

(b)	by the written agreement of a Majority of Members at any time;

(c)	Upon a Dissociation (provided however, that the business of the Company may be continued by the written consent of a Majority of the remaining Members within 90 days following the occurrence of such Dissociation, in which case the Company shall be reconstituted);

(d)	The entry of a judicial decree under Section 18-802 of the Act; or

(e)	The sale of all or, if a Majority of the Members so decide, a substantial part of the assets of the Company.

10.2	Distribution of Assets Upon Dissolution – In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment ( or the making of reasonable provision for payment thereof including contingent, conditional and unmatured liability) in the following order:

(a)	Those liabilities to creditors, in the order of priority as provided by law, except those to Members of the company on account of their Capital Contributions which shall be dealt with as set out in (b) below; and

(b)	To Members of the company with respect to their Sharing Ratios.

10.3	Certificate of Cancellation – When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining Property and assets have been distributed to the Members, a certificate of cancellation shall be executed and verified by a Member appointed by the Board from time to time (the “Appointee”) to be the Person signing the certificate, which certificate shall set forth the information required by the Act. Upon the issuance of the Certificate of cancellation the existence of the Company shall cease. The Appointee shall thereafter be trustee for the Members and creditors of the company and as such shall have authority to distribute any Company Property discovered after dissolution convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

10.4	Winding Up – Except as provided by law, upon dissolution, each Member shall look solely to the Property of the Company for the return of its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each member, such Member shall have no recourse against any other Member. Unless otherwise specified by a Majority of the Members, the winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Officers who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Officer deems necessary or appropriate to sell.

10.5	Reconstitution of Business – If the business of the Company is continued following the Dissociation of any Member, the Company shall either:

(a)	Redeem the Interest of such Dissociated Member by payment of Money, Property or promissory note, in each case in an amount equal to such Member’s Capital Account as of the date of Dissociation; or

(b)	Permit the interest of such Dissociated Member to be transferred to an Assignee.

If paid by promissory note, such note shall be payable not more than three years from the date of Dissociation and shall bear interest at the quoted reference rate of Bank America, N.A., San Francisco Main Branch.

11.	TRANSFER OF INTERESTS

11.1	No Member shall transfer all or any part of its Interest except with the prior written consent of a Majority of the remaining Members (which consent a Majority of the remaining Members may grant or withhold in each of their sole and absolute) (a

“Permitted Transfer”). Any purported transfer in violation of this Article 11 shall be null and void against the Company, except as otherwise provided by law.

11.2	Any transfer by a Member pursuant to the terms of this Article 11 shall, in addition to meeting the requirements of Article 11.1 above, satisfy the following conditions:

(a)	the transferor or transferee shall undertake to pay all expenses incurred by the Company in connection therewith;

(b)	the Company shall receive from the Person to whom such Transfer is made:

(i)	such documents, instruments and certificates as may be reasonably requested by the Officer pursuant to which such transferee shall become bound by this Agreement; and

(ii)	such other documents, opinions, instruments and certificates as the Officer shall reasonably request;

(c)	such transferring Member shall prior to making any such Transfer, deliver to the Company the opinion of counsel described in Article 11.3 hereof;

(d)	if the Officer in his sole discretion so requires, any Member wishing to make a Transfer under this Article 11 shall guarantee the performance of its transferee or assignee as to all obligations applicable to a Member under this Agreement, and in connection therewith shall execute and deliver such documents, instruments and certificates and opinions of counsel as the Officer shall reasonably request; and

(e)	such transfer will not result in the termination of the Company’s tax year under Section 708(b)(1)(B) of the Code or the termination of the Company’s status as a partnership for tax purposes.

11.3	The opinion of counsel referred to in Article 11.2 hereof shall be in the form and substance reasonably satisfactory to the Officer, and shall be substantially to the effect that the proposed transfer contemplated by the opinion:

(a)	will not violate any provisions of the Securities Act, or the securities laws of any state and other jurisdiction;

(b)	will not require that the Company register as an investment company under the Investment Company Act of 1940, as amended;

(c)	will not violate the laws of any state or the rules and regulations of any governmental authority applicable to such transfers; and

(d)	will not breach Article 11.2(e) above.

11.4	Any transferee of an Interest pursuant to the terms of this Article 11 shall be admitted as a Substitute Member as of the fifth day following the satisfaction of the foregoing conditions. In such event, all references herein that shall be applicable to the transferor shall be deemed to apply to such Substitute Member and such Substitute Member shall succeed to a position (which shall equal the percentage Interest transferred to such Substitute Member) of all of the Capital Account, rights and obligations of such transferor. The transferee’s Capital Account, rights and obligations shall thereafter become and be deemed to be those of the transferee in addition to such amounts of the foregoing as such transferee may already have in the event the transferee was already a Member).

11.5	Withdrawal of Members – Without the consent of a Majority of Members (other than the Member wishing to take the following action), no Member shall have the right to:

(a)	withdraw or resign from the Company;

(b)	require the Company to redeem all or any part of its Interest; or

(c)	reduce its Commitment to the Company.

12.	AMENDMENTS - The terms and provisions of this Agreement may be modified or amended at any time and from time to time by a Majority of Members; provided however, that no amendment of this Agreement shall:

(a)	increase or extend any financial obligation or liability of a Member beyond that set forth herein without such Member’s consent or approval;

(b)	materially or adversely affect the rights of a Member in a manner that discriminates against such Member vis-à-vis other Members without the consent or approval of such Member;

(c)	amend this Article 12 without the consent or approval of each Member;

(d)	amend Article 4.2, Article 4.3, Article 5.14 or Article 8.2 of this Agreement; or

(e)	create any new class of Interest or issue any further Interests.

13.	OTHER PROVISIONS

13.1	Governing Law and Jurisdiction – This Agreement is governed exclusively by Delaware law.

13.2	Sole Agreement – It is the express intention of the Members that this Agreement and the Agreements referred to herein shall be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement expressly incorporates Federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

13.3	Arbitration – To the fullest extent permitted by law, any controversy or claim arising out of or relating to this Agreement, or the beach thereof, except with respect to the valuation of Company Property, shall be settled by mandatory, final and binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association to the extent not inconsistent with the Delaware Uniform Arbitration Act, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. With the consent of a Majority of the Members, reasonable fees, costs and expenses, including legal fees, incurred by any Member in connection with such arbitration shall be borne by the Company. Nothing in this Article 13.3 shall limit any right that any Member may otherwise have to seek (on its own behalf or in the right of the Company) to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.

13.4	Execution and Filing of Documents – This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.5	Other Instruments and Acts – The Members agree to execute any other reasonable instruments or perform any other reasonable acts that are or may be necessary to effectuate and carry out this Agreement.

13.6	Binding Agreement – This Agreement shall be binding upon the transferees, successors, Assignees, and legal representatives of the Members.

13.7	Notices – Any notice or other communication that one Member desires to give to another Member shall be in writing, and shall be deemed effectively given upon personal delivery or three (3) days after deposit in any United States mail box, by first class mail, postage prepaid, upon transmission by telegram, or upon confirmed delivery by overnight commercial courier service, addressed to the other Member at the address shown on Schedule A or at such other address as a Member may designate by fifteen (15) days’ advance written notice to the other Member; provided, however, that any notice to a member with an address outside the United States shall be deemed effectively given only upon personal delivery or upon transmission by telegram or telex with a confirmation copy sent by air mail, or upon confirmed delivery by international commercial courier service.

13.8	All calculations made under this Agreement shall be made in U.S. dollars.

[signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of October, 2006.

THE CHEYNE WALK TRUST
Remainderman Ltd., its trustee

By:

Jan D. Moehl, Administrative Manager

THE RONALD FAMILY TRUST A

By:

Name:
Title:
THE RONALD FAMILY TRUST B
Remainderman Ltd., its co-trustee

By:

Jan D. Moehl, Administrative Manager

GFT LLC, its co-trustee

By:

Jan D. Moehl, Secretary